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                                                                 Exhibit 10.12.1



                  LICENSE AGREEMENT DATED MAY 22, 1996 BETWEEN
                     THE COMPANY AND THERMO SOLUTIONS, INC.
                     (F/K/A TEMPTOP CONTAINER SYSTEMS, INC.






                   INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION








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                                                                    Page 1 of 9

                                LICENSE AGREEMENT


This License Agreement, entered into this 22nd day of May, 1996 (referred to as the "Agreement") is between:

Temptop Container Systems, Inc., a corporation organized under the laws of Minnesota, with an address at 7400 Metro Boulevard, Suite 100, Edina, Minnesota 55439, hereinafter referred to as "Temptop", and

Frisby Technologies, Inc., a corporation organized under the laws of the State of North Carolina, with its principal place of business at 417 South Main Street, Freeport, New York 11520, hereinafter referred to as "Frisby".

                                    RECITALS

WHEREAS, Frisby is the exclusive worldwide licensee of certain patented and proprietary thermal management technologies and information relating to phase change materials (hereinafter "PCMs") and microencapsulated phase change materials (hereinafter "MicroPCMs") and;

WHEREAS, Temptop wishes to sublicense Frisby's technologies relating to PCMs and MicroPCMs for Temptop's exclusive use in certain thermal container and transportation products and services as listed in Exhibit A; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.01     MicroPCMs. "MicroPCMs" means microencapsulated phase change materials.

1.02     PCMs. "PCMs" means bulk phase change materials.

1.03 MicroPCM Slurries. "MicroPCM Slurries" means slurries, coolants or other fluids which contain MicroPCMs.

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                                                                    Page 2 of 9


1.04 Technology. "Technology" means all of Frisby's interest in any inventions, developments, proprietary information, patents, trademarks, trade names, trade secrets, know-how and improvements, whether present or future, relating to PCMs, MicroPCMs, and MicroPCM Slurries and their incorporation into commercial, industrial and military products.

1.05 End-Use Product. "End-Use Product" means any item containing the Technology or service performed incorporating the Technology that is presently, or may one day be, a salable product or service of Temptop, and which is included in the list of licensed products in Exhibit A.

1.06 Royalty. "Royalty" means [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission].

1.07 Sublicensee Payments. "Sublicensee Payments" means all moneys or other consideration received by Temptop from any sublicensees for use of the Technology.

1.08 Patent. "Patent" means all patents and applications for patents, including, but not limited to, those that are identified in Exhibit "C", and foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, and any common law rights associated therewith.

1.09 Proprietary Information. "Proprietary Information" means all of the following information and materials, whether or not patentable or protected by a copyright, to which Temptop receives, or has received, access or which Temptop develops or has developed, all or in part, as a result, whether direct or indirect, of the Agreement set forth herein: (i) production processes, marketing techniques, purchasing or supply information, price lists, financial information, customer names and requirements, customer data and other information relating to the PCMs, MicroPCMs, MicroPCM Slurries and/or any derivation thereof; (ii) discoveries, context and ideas, and the embodiment thereof, including without limitation the nature and results of research and development activities, processes, formulations, techniques and "know how";
(iii) any other materials or information related to the PCMs, MicroPCMs, MicroPCM Slurries and/or any derivation thereof; and (iv) all inventions and ideas which are derived from, or relate to, Temptop's access to or knowledge of any of the above-enumerated materials and information.

1.10 Net Sales Revenues. "Net Sales Revenues" means the revenues generated by Temptop from the sale of End-Use Products, less the following amounts: discounts and reasonable rebates actually allowed or granted, all applicable taxes related to the sale and/or use of the End-Use Product, and initial transportation charges of the Temptop product(s) to customers.

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                                                                    Page 3 of 9


1.11 Effective Date. This Agreement is effective when duly signed by the Parties.

                          ARTICLE II - GRANT OF LICENSE

2.01 Exclusive License. Frisby grants to Temptop a worldwide license to utilize the Technology in order to make, use, sublicense, sell and lease End-Use Products as listed in Exhibit A for a period of ten (10) years. This License is exclusive with respect to utilizing the Technology in the End-Use Products, but does not preclude or limit Frisby from licensing the Technology for other products and services than those listed in Exhibit "A". Temptop will not disclose the Technology to any Sublicensee or subcontractor unless that party has agreed in writing to hold all information in confidence and to use the technology solely for the purpose of designing, developing, manufacturing, assembling or selling the End-Use Product or components thereof for Temptop.

2.02 Best Effort Support. The Parties hereto agree to support the product development, commercial application, sales, marketing and promotion of End-Use Products incorporating the Technology with best efforts for the life of this Agreement.

2.03 Relationship of Parties. Each Party is an independent contractor and under no circumstances shall any party be deemed to be a legal representative, express or implied agent, or employee of another party. No act of any party, and no assistance given from one Party to the other, shall be construed to alter this independent contractor relationship.

                      ARTICLE III - PROVISION OF MICROPCMS

3.01 Provision of PCMs, MicroPCMs and MicroPCM Slurries. Frisby shall be the sole source of supply for all PCMs, MicroPCMs, and MicroPCM Slurries for Temptop, its Sublicensees and subcontractors for the term of this License. Frisby shall arrange for the supply of an adequate and available supply of PCMs, MicroPCMs or MicroPCM Slurries to Temptop at Frisby's pricing contained in Exhibit B, FOB at the site of MicroPCM or PCM manufacture. Frisby agrees to supply all such products to Temptop at terms no less favorable than the most favorable terms offered to comparable commercial customers for the full term of this Agreement. In order to support production lead-times and customer requirements, Temptop shall maintain an adequate inventory of MicroPCMs on hand to support all orders due within one hundred and twenty (120) days. Temptop and Frisby will determine all other terms and conditions of sale prior to Temptop's first order for MicroPCMs.



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                                                                    Page 4 of 9


                              ARTICLE IV - PAYMENTS

4.01 Payments to Frisby. All amounts owed by Temptop to Frisby for supply of PCMs, MicroPCMs, MicroPCM Slurries or any products or services related thereto provided by Frisby to Temptop shall be paid within thirty days after billing by Frisby.

4.02 License Fees. In addition to royalties, Temptop agrees to pay Frisby a License Fee of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.], payable as ten (10) successive annual payments of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] in accordance with the following schedule:

         March 1, 1996      [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 1997     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 1998     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 1999     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 2000     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 2001     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 2002     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 2003     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]









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                                                                    Page 5 of 9


        January 1, 2004     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

        January 1, 2005     [This information has been omitted in accordance
                            with a Confidential Treatment Request and has been filed separately with the Commission.]

The Parties hereto further agree that at any time before May 1, 2001, Temptop may purchase a paid-up license for the remainder of the term of this Agreement by paying Frisby an amount equal to the difference between [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] and the amount of all annual license fees previously paid by Temptop.

4.03 Royalty Payments. In addition to License fees, Temptop agrees to pay Frisby a royalty of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] whether such sales occur during the effective term of the License or thereafter The royalties due shall be paid to Frisby within thirty days following the end of each calendar quarter.

4.04 Sublicensee Payments. In addition to License Fees and Royalties, Temptop agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] percent of any and all Sublicensee Payments paid to Temptop. Such payments shall be due and payable to Frisby within thirty days following the end of each calendar quarter in which payments were received by Temptop.

4.05 Records Inspection. Temptop shall maintain adequate books and records in connection with activity under this Agreement. Frisby may audit the relevant books and records of Temptop to ensure compliance with the terms of this Agreement upon reasonable notice to Temptop. Any such audit shall be conducted during regular business hours at Temptop's offices and shall not interfere unreasonably with Temptop's business activities.




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                                                                     Page 6 of 9


                        ARTICLE V - INTELLECTUAL PROPERTY

5.01 Frisby's Intellectual Property. Temptop acknowledges that the Technology and the chemical formulation of the shell of the MicroPCM is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Temptop, and any of its related Parties, consultants, subcontractors or affiliates, shall not evaluate the use of the Technology or the MicroPCMs in any applications other than those licensed to Temptop herein. Proprietary information disclosed by either party hereunder shall be subject to the terms of the Reciprocal Secrecy Agreement between the parties, dated June 13, 1995, irrespective of any termination of this Agreement.

5.02 Reports of Technical Results. Temptop agrees that all information and evaluation results generated by Temptop or otherwise obtained during the term of this License, which is related to the Technology, shall be the exclusive property of Frisby, with rights to same licensed to Temptop for the term of this License.

5.03 Reporting Obligations. If Temptop or its employees, contractors, affiliates, agents, or sublicensees makes a discovery or invention during the term of this License which relates to the Technology or MicroPCMs, Temptop shall promptly make such discovery known to Frisby in writing.

5.04 Trademarks. Except for the licensed right to use Frisby's Trademarks as set forth herein, during the term of this Agreement, nor at any time after, Temptop shall not obtain any right, title or interest to Frisby's Trademarks. All licensed products sold by Temptop under the terms of this License Agreement shall appropriately reference one or more of Frisby's designated Trademarks, as designated by Frisby. Further, Temptop shall not obtain any Trademarks or use any Tradenames that are similar thereto at any time.

                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 Representation. Frisby hereby represents and warrants that they have the right to license the Technology to Temptop, that they have not or will not enter into an agreement which would conflict with the exclusive nature of this agreement, and that they will pay any renewal fees necessary for the maintenance of the Patents. Frisby also certifies that, to the best of its knowledge, Temptop's use of the Technology does not violate or infringe on the intellectual property rights of any third party.

6.02 Intellectual Property Indemnification. Frisby agrees to indemnify and hold Temptop harmless with respect to any suit, claim or proceeding brought against Temptop by a third party alleging that Temptop's or a Temptop customer or Sublicensees authorized use of the Technology constitutes an infringement of a patent, copyright, or trademark or a misuse of proprietary or trade secret information.


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                                                                    Page 7 of 9


6.03 Limitation of Liability. In no event shall either Party be liable to the other Party for incidental or consequential damages. Temptop agrees to indemnify and hold Frisby harmless from any third party suit, claim or proceeding brought against Frisby that arise from or are occasioned by Temptop's use of the Technology.



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                                                                    Page 8 of 9


                ARTICLE VII - TECHNICAL AND MARKETING ASSISTANCE

7.01 Support. Frisby agrees to reasonably assist Temptop in its efforts to incorporate the Technology into End-Use Products and to market End-Use Products. The manner and arrangements under which the assistance and support services will be provided under this article will be jointly agreed to by Frisby and Temptop.

                     ARTICLE VIII - MISCELLANEOUS PROVISIONS

8.01 Effect of Waiver. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

8.02 Notices. Any notice provided for in this Agreement must be in writing and may be given by registered letter and shall be deemed to have been given when such registered letter, properly addressed, is mailed. If such notice is given otherwise than by registered letter, it shall be deemed to have been given when delivered. If such notice is to be given to Temptop, copies shall be addressed to Mr. Mark Wallace, President, Temptop Container Systems, Inc., 7400 Metro Boulevard, Suite 100, Edina, Minnesota 55439. If given to Frisby, copies shall be addressed to Mr. Greg Frisby, Chief Executive Officer, Frisby Technologies, Inc., 417 S. Main Street, Freeport, NY 11520. Either party hereto may at any time, by thirty (30) days written notice to the other, designate any other address in place of those provided in this paragraph.

8.03 Severability. It is understood and agreed by the parties to this Agreement that if any part, term or provision of this Agreement is held to be illegal by United States courts or in conflict with applicable law, the validity of the remaining portions of provision shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced consistent with the intent of this Agreement.

8.04 Interpretation Presumption. This Agreement has been negotiated by the Parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.


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                                                                    Page 9 of 9


8.04 Remedies. Each Party acknowledges and agrees that the remedies provided in this Agreement shall be in addition to, and not in lieu of, any other remedies provided at law or in equity, including, but not limited to, such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction.

8.05 Successors and Assigns. This Agreement shall inure to the benefit of the successors, heirs, representatives, or assigns of the parties. However, Temptop shall not assign their obligations or interests under this Agreement without prior written approval from Frisby.

8.06 Choice of Law and Dispute Resolution. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York. All disputes and differences of any kind arising under this Agreement which can not be settled amicably by the Parties shall be submitted to arbitration. The arbitration shall be finally settled in accordance with the rules of Arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with the above mentioned rules. The decision of the arbitration tribunal shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal except solely for the purpose of obtaining execution of the arbitration award or of obtaining a judgment consistent with the award. The parties shall bear their own costs and expenses related to any arbitration or legal proceeding and shall share equally in the costs, expenses and fees paid to or reimbursed on behalf of the arbitrator(s).

8.07 Complete Agreement. This document comprises the entire agreement with respect to the subject matter hereof and supersedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement, except the Reciprocal Secrecy Agreement between the Parties dated June 13, 1995, incorporated herein and made a part thereof. Otherwise, the Parties to this Agreement are not to be bound by any representations or warranties other than those set forth herein or in a written amendment hereinafter entered into by the parties and duly executed by each party.

8.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.09 Warranty of Authority. The individuals actually executing this Agreement personally represent and warrant that they have the necessary power and authority to execute this Agreement on behalf of the party they represent, and that their signatures are sufficient to make this Agreement the binding and enforceable obligation of such party.


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                                                                   Page 10 of 9


IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED.



TEMPTOP CONTAINER SYSTEMS, INC.     FRISBY TECHNOLOGIES, INC.


By: \s\ Mark W. Wallace                     By:  \s\ Greg Frisby
      ----------------------------               -------------------------------
Title:  President                           Title:  Chief Executive Officer
      ---------------------------                   ----------------------------
Date:  May 22, 1996                                  Date:  22 May 1996
      ---------------------------                          ---------------------


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                                   PROPRIETARY

                                    Exhibit A

                            Licensed End-Use Products


1.   Klimate Keepers

2.   Klimate Keeper Tops

3.   Pallet Covers

4.   Speedwalls

5.   Pallet Bases

6.   Transport Trailers

7.   Gel Packs For Food Related Transportation Applications

8.   Foam Supply, Inc. Applications, per mutual agreement of the Parties

9.   Custom Engineered Interiors For All Temptop Products

10.  Ocean Going Shipping Containers

11.  Air Cargo Shipping Containers